Exhibit 99.1
Bookham Expands Board of Directors With
Addition Of Two New Members
Adding Former Coherent CEO and China, Legal and Investment Professional
San Jose, Calif. — May 14, 2008, Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced that Dr. Bernard Couillaud and Mr. Edward (Ted) Collins have been elected to the board of directors, effective immediately.
“Both Bernard and Ted have a wealth of experience in their respective industries and we’re delighted to have them joining the Board,” said Dr. Peter Bordui, Chairman of Bookham’s Board of Directors. “In particular, Bernard has unparalleled background in the industrial laser market through his leadership experience at Coherent. Ted’s broad legal background along with his private equity expertise and knowledge of the China market strengthens our capabilities in these important areas.”
“Bernard and Ted are great additions to our Board. I look forward to their contributions as we believe we are transitioning Bookham to reach positive cash flow from operations before the end of the calendar year and guide the company to consistent and profitable growth,” said Alain Couder, President and CEO of Bookham Inc.
Dr. Couillaud brings more than 25 years of executive level experience to Bookham. The majority of Dr. Couillaud’s career was spent with the Santa Clara, California-based laser manufacturer, Coherent, Inc., where he served as President and CEO until 2002. Dr. Couillaud was the Chairman of Coherent’s Board of Directors from October 2002 to June 2007, and the Chairman of the Supervisory Board of Lambda Physik AG, a German public company, from 2000 to 2005. During his distinguished academic career in the field of physics and laser technology, Dr. Couillaud was a full Professor at the University of Bordeaux and a CNRS Fellow. He is also a member of the French National Academy of Technology.
Mr. Collins adds extensive investment banking, management and legal experience to Bookham. He is currently Managing Director and a Partner at ChinaVest where he is involved in private equity investments in China. He also serves as Chairman of the Board of the California Bank of Commerce, is director and audit committee chairman of the Taiwan Greater China Fund, and is a director of MedioStream, based in Los Altos, California. Previously, Mr. Collins was a Partner at the law firm of McCutchen, Doyle, Brown, & Enersen where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks, and manufacturing companies in Hong Kong and Taiwan, and has been a member of the State Bars of California and Texas.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. These include continued demand for optical components, changes in inventory and product mix, no further degradation in the exchange rate of the United States dollar relative to U.K, China and Switzerland currencies, and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Contact Info:
Julie Molloy
Bookham, Inc.
+44 (0) 7967 223 448
julie.molloy@bookham.com
Jim Fanucchi
Summit IR Group, Inc.
(408) 404-5400
ir@bookham.com
Howard Jones
BCS Public Relations
+44 (0) 7980 772 285
howard@bcspr.co.uk

About Bookham
Bookham, Inc. is a leading provider of high performance optical products, spanning from components to advanced subsystems. The company designs and manufactures a broad range of solutions tailored for the telecommunications optical infrastructure and selected markets, including industrial, life sciences, semiconductor, and scientific. The Company utilizes proprietary core technologies and a vertically integrated manufacturing organization to provide its customers with cost-effective and innovative devices, as well as flexible, scalable product delivery. Bookham is a global company, headquartered in San Jose, Calif., with leading edge chip fabrication facilities in the UK and Switzerland, and manufacturing sites in the US and China.
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.